Exhibit 99.2

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

CNXT HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

(Unaudited)

	June 30, 2017	September 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$59,442	$50,968
Accounts receivable, net of allowances of $10 and $12 at June 30, 2017 and September 30, 2016, respectively	13,399	11,849
Inventories, net	18,636	12,450
Other current assets	3,373	3,412

Total current assets	94,850	78,679
Property and equipment, net	2,377	2,500
Goodwill	136	136
Intangible assets, net	24,296	28,209
Restricted cash, less current portion	389	647
Other assets	2,416	2,887

Total assets	$124,464	$113,058

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$10,303	$6,656
Accrued compensation and benefits	3,425	3,694
Other current liabilities	5,395	4,736

Total current liabilities	19,123	15,086
Long-term liabilities:
Long-term debt	15,000	15,000
Deferred tax liabilities, net	1,814	1,821
Income tax liabilities	1,631	1,440
Accrued licenses	1,600	2,817
Other liabilities	3,776	4,112

Total liabilities	42,944	40,276
Stockholder’s Equity:
Common stock:
$0.01 par value, 1,000 shares authorized, issued and outstanding at June 30, 2017; $0.01 par value; 1,000,000 shares authorized, issued and outstanding at September 30, 2016	—	10
Additional paid-in capital	95,000	94,990
Accumulated deficit	(12,199)	(21,163)
Accumulated other comprehensive loss	(1,281)	(1,055)

Total stockholder’s equity	81,520	72,782

Total liabilities and stockholder’s equity	$124,464	$113,058

See accompanying notes to interim condensed consolidated financial statements.

CNXT HOLDINGS, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	Nine Months Ended
	June 30,	July 1,
	2017	2016
Net revenue	$82,454	$75,841
Cost of revenue	29,266	28,140

Gross margin	53,188	47,701

Operating expenses:
Research and development	19,451	20,339
Selling, general, and administrative	18,711	17,118
Acquired intangibles amortization	3,912	4,425
Restructuring costs	420	1,785
Litigation settlement charges	—	2,999

Total operating expenses	42,494	46,666

Operating income	10,694	1,035
Interest and other income/(expense), net	(1,016)	158

Income before provision for income taxes	9,678	1,193
Provision for income taxes	714	604

Net income	$8,964	$589

See accompanying notes to interim condensed consolidated financial statements.

CNXT HOLDINGS, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	June 30,	July 1,
	2017	2016
Cash flows from operating activities:
Net income	$8,964	$589
Adjustments to reconcile net income to net cash and cash equivalents provided by/(used in) operating activities:
Depreciation and amortization	723	782
Intangibles amortization	3,913	4,425
Provision for (reversal of) bad debt, net	(3)	4
Provision for inventory, net	863	301
Deferred income taxes	261	361
Loss on property and equipment	37	(7)
Stock based compensation
Changes in operating assets and liabilities:
Restricted cash	258	132
Accounts receivable, net	(1,547)	(9,575)
Inventories	(7,049)	342
Other assets	640	(2,972)
Accounts payable	3,647	1,332
Accrued compensation and benefits	(269)	135
Other liabilities	(2,248)	1,269
Income taxes	1,264	159

Net cash and cash equivalents provided by/(used in) operating activities	9,454	(2,723)

Cash flows from investing activities
Proceeds from sale of short-term investments	—	2,725
Proceeds from sale of investments	—	455
Purchases of property and equipment	(720)	(386)
Proceeds from sale of fixed assets	—	30

Net cash and cash equivalents provided by/(used in) investing activities	(720)	2,824
Cash flows from financing activities
Payments on capital leases	(26)	(25)

Net cash and cash equivalents used in financing activities	(26)	(25)

Effect of exchange rate changes on cash and cash equivalents	(234)	(322)

Increase/(decrease) in cash and cash equivalents	8,474	(246)
Cash and cash equivalents at beginning of period	50,968	41,411

Cash and cash equivalents at end of period	$59,442	$41,165

Supplemental disclosures of cash flow information
Cash paid for taxes	$168	$107
Cash paid for interest	$1,138	$1,142

See accompanying notes to interim condensed consolidated financial statements.

CNXT HOLDINGS, INC. AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

For the Nine Months Ended June 30, 2017 and July 1, 2016 and as of June 30, 2017 and September 30, 2016

(unaudited)

1. Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

CNXT Holdings, Inc. and subsidiaries, or the Company, was formerly known as Conexant Systems, Inc. and subsidiaries. On March 17, 2017 the Company was formed for the purpose of creating a holding company to separate the key operating assets of Conexant Systems, Inc. and subsidiaries from the non-operating, inactive assets. Under that plan, on March 18, 2017, Lakestar Semi, Inc. contributed 100% of the common stock of Conexant System, Inc. to the Company in exchange for 100% of the outstanding capital stock of the Company. On March 20, 2017, Conexant Systems, Inc. was converted to a Delaware limited liability company and changed its name to Conexant Systems LLC. On March 21, 2017, Conexant Systems LLC transferred its non-operating, inactive assets through the distribution of 100% of its ownership interests in Conexant, Inc. and Conexant Systems Private Ltd. (India) to the Company. On July 25, 2017, Synaptics Incorporated, or Synaptics, acquired substantially all of the key operating assets of CNXT Holding, Inc. and subsidiaries through its acquisition of Conexant Systems LLC and subsidiaries, which represented the active subsidiaries of CNXT Holdings, Inc. See footnote 12 “Subsequent Events” for additional information on the sale of Conexant Systems LLC to Synaptics.

The Company’s fiscal year is the 52- or 53-week period ending on the Friday closest to September 30 each year. The fiscal periods presented in this exhibit were 39-week periods for the nine months ended June 30, 2017 and July 1, 2016. For simplicity, the accompanying interim condensed consolidated financial statements have been shown as ending on calendar quarter end dates as of and for all periods presented, unless otherwise indicated.

There have been no changes to our significant accounting policies described in our audited financial statements for the year ended September 30, 2016, that have had a material impact on our interim condensed consolidated financial statements and related notes.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current period presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

Among the significant estimates affecting the consolidated financial statements are those related to the allowance for doubtful accounts, reserves related to inventories and sales returns, allowances for price adjustments, long-lived assets (including goodwill and intangible assets), deferred income taxes, environmental remediation reserve, impaired lease charges, uncertain tax positions and other loss contingencies. The Company regularly evaluates its estimates and assumptions based upon historical experience and various other factors that it believes to be reasonable under the circumstances. The results of the Company’s estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent actual results differ from those estimates our future results of operations may be affected.

Foreign Currency Translation and Remeasurement

The Company’s foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency of all of the Company’s foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates and income and expense items are translated at the average exchange rates prevailing during the period. Assets and liabilities denominated in a currency other than the functional currency are remeasured into the functional currency prior to translation. Foreign currency translation adjustments are included in accumulated other comprehensive loss. The resulting foreign currency translation adjustments are charged to earnings in the period during which the investment in foreign subsidiaries is sold or liquidated. Gains and losses resulting from foreign currency transactions are recognized currently in earnings.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09 which provides guidance on how an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and on accounting for costs to obtain or fulfill a contract with a customer. The ASU also requires expanded disclosure regarding the nature, amount, timing and uncertainty of revenue that is recognized. In July 2015, the FASB issued ASU 2015-14 which delays the effective date of ASU 2014-09 by one year. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017 for public entities and after December 15, 2018 for nonpublic entities, and can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption, with early application permitted as of the original effective date. Management is currently assessing the adoption and impact of this ASU on the consolidated financial position and results of operations.

In June 2014, the FASB issued ASU 2014-12 which provides guidance on how to account for shared-based payment awards where the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The ASU requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015, and early adoption is permitted. Management is currently assessing the adoption and impact of this ASU on the consolidated financial position and results of operations.

In August 2014, the FASB issued ASU 2014-15 which provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. Management is currently assessing the impact of this ASU on the consolidated financial position and results of operations, however, they do not anticipate that adoption of this ASU will impact the consolidated financial position and results of operations.

In July 2015, the FASB issued ASU 2015-11 whose objective is to simplify the subsequent measurement of inventory by using only the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Management is currently assessing the adoption and impact of this ASU on the consolidated financial position and results of operations.

In February 2016, the FASB issued guidance related to the accounting for leases, which among other things, requires a lessee to recognize lease assets and lease liabilities on the balance sheet for operating leases. This guidance will be effective for financial statements issued for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. The new guidance is required to be applied using a modified retrospective approach. Management is currently evaluating the impact that this guidance will have on the consolidated financial position and results of operations.

In March 2016, the FASB issued guidance that involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This guidance will be effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, however early adoption is permitted. Management is currently evaluating the impact that this guidance will have on the consolidated financial position and results of operations.

In June 2016, the FASB issued new guidance requiring measurement and recognition of expected credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. This guidance will be effective for financial statements issued for fiscal years beginning after December 15, 2020, and for interim periods within fiscal years beginning after December 15, 2021, however early adoption is permitted. The new guidance is required to be applied using a modified retrospective approach with certain elements being adopted prospectively. Management is currently evaluating the impact that this guidance will have on the consolidated financial position and results of operations.

In August 2016, the FASB issued guidance related to the classification of certain transactions on the statement of cash flows. This guidance will be effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, however early adoption is permitted. Management is currently evaluating the impact that this guidance will have on the consolidated financial position and results of operations.

2. Revenue Recognition

Product Sales

The Company recognizes revenue from customers, including distributors, when title and risk of loss have passed to the customer provided that: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price and terms are fixed and determinable, and (iv) the collection of the receivable is reasonably assured. These terms are typically met upon shipment of product to the customer. For substantially all sales, revenue is recognized, net of estimated returns and discounts, at the time the product is shipped.

The majority of the Company’s distributors have limited stock rotation rights, which allow them to rotate up to 10% of product in their inventory two times per year. The Company recognizes revenue to these distributors upon shipment of product to the distributor, as the stock rotation rights are limited and the Company believes that it has the ability to reasonably estimate and establish allowances for expected product returns in accordance with accounting guidance for revenue recognition when right of return exists. The Company has also established allowances for price protection adjustments, rebates and warranty returns. The estimate of future returns and credits is based on historical sales returns, analysis of credit memo data, and other factors known at the time of revenue recognition. The Company monitors product returns and potential price adjustments on an ongoing basis.

The Company accrues 100% of potential rebates at the time of sale and does not apply a breakage factor. The Company reverses the accrual for unclaimed rebate amounts as specific rebate programs contractually end and when they believe unclaimed rebates are no longer subject to payment and will not be paid.

Licensing and Other Sales

The Company sells software licenses and services to its customers under contracts (“software license”). The Company recognizes revenue related to software licenses when all of the software revenue recognition criteria are met and, if applicable, when vendor specific objective evidence (“VSOE”), exists to allocate the total license fee to each element of multiple-element software arrangements, including post-contract customer support. Post-contract support is recognized ratably over the support period. When a contract contains multiple elements wherein the only undelivered element is post-contract customer support and VSOE of the fair value of post-contract customer support does not exist, revenue from the entire arrangement is recognized ratably over the support period. Software royalty revenue is recognized in arrears on a quarterly basis, based upon reports received from licensees during the period, unless collectability is not reasonably assured, in which case revenue is recognized when payment is received from the licensee. Development revenue is recognized when services are performed.

3. Inventories

Inventories, net of reserves, are summarized as follows (in thousands):

	June 30, 2017	September 30, 2016
Raw materials and work-in-process	$12,319	$11,731
Finished goods	9,214	3,570

Gross Inventory	21,533	15,301
Less: Reserves	(2,897)	(2,851)

Inventory, net	$18,636	$12,450

All inventory is held at third party distributors located in Asia.

4. Property and Equipment

Property and equipment consist of the following (in thousands):

	June 30, 2017	September 30, 2016
Machinery and equipment	$3,929	$3,665
Furniture and fixtures	218	277
Leasehold improvements	2,731	2,651
Construction-in-progress	10	2

	6,888	6,595
Accumulated depreciation and amortization	(4,511)	(4,095)

Property and equipment, net	$2,377	$2,500

For the nine months ended June 30, 2017, and July 1, 2016, depreciation and amortization expense was approximately $723,000 and $782,000, respectively.

At June 30, 2017, and September 30, 2016, the Company had property and equipment, net, of approximately $671,000 and $726,000, respectively, held by foreign subsidiaries.

As of June 30, 2017 no further payment obligations existed under capital leases.

	June 30, 2017	September 30, 2016
Capitalized at inception	$154,000	$154,000
Accumulated depreciation	154,000	96,000
Liablity remaining under capital lease	—	26,000

5. Intangible Assets

Completed technology, customer relationships, and backlog are amortized over their estimated useful lives generally using an accelerated method based on discounted cash flows. The Company evaluates the carrying value of these amortizing intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

The Company also has a trade name and trademarks that are assigned indefinite useful lives. Intangible assets with indefinite useful lives are not amortized, but are tested for impairment at least annually. During the nine months ended June 30, 2017 and July 1, 2016, no impairment losses were recorded by the Company.

Intangible assets (in thousands):

June 30, 2017	Useful Life (yrs)	Gross Carrying Amount	Accumulated Amortization	Book Value
Intangible assets subject to amortization:
Complete technology	1-11	$48,100	$(33,132)	$14,968
Customer relationships	10	6,100	(2,772)	3,328
Backlog	.75	500	(500)	—

		$54,700	$(36,404)	$18,296

Intangible assets not subject to amortization:
Trade name and trademarks		$6,000

		$6,000

September 30, 2016	Useful Life (yrs)	Gross Carrying Amount	Accumulated Amortization	Book Value
Intangible assets subject to amortization:
Complete technology	1-11	$48,100	$(29,844)	$18,256
Customer relationships	10	6,100	(2,147)	3,953
Backlog	.75	500	(500)	—

		$54,700	$(32,491)	$22,209

Intangible assets not subject to amortization:
Trade name and trademarks		$6,000

		$6,000

Amortization expense was approximately $3,913,000 and $4,425,000 million for the nine months ended June 30, 2017, and July 1, 2016, respectively.

6. Other Assets and Liabilities

Other Current Assets

Other current assets consist of the following (in thousands):

	June 30, 2017	September 30, 2016
Prepaid licenses	1,874	1,713
Other prepaid expenses	406	543
Other	1,093	1,156

	$3,373	$3,412

Other Assets

Other assets consist of the following (in thousands):

	June 30, 2017	September 30, 2016
Prepaid licenses	1,881	2,780
Other non-current assets	535	107

	$2,416	$2,887

Other Current Liabilities

Other current liabilities consist of the following (in thousands):

	June 30, 2017	September 30, 2016
Accrued licenses	$2,033	$1,617
Accrued customer rebates	1,436	1,228
Deferred income	64	316
Deferred rent	312	296
Income tax payable	324	284
Accrued royalties	111	140
Environmental remediation reserve	482	432
Legal settlement	320	—
Other	313	423

	$5,395	$4,736

Other Liabilities

Other liabilities consist of the following (in thousands):

	June 30, 2017	September 30, 2016
Deferred rent	$702	$897
Severance	610	584
Environmental remediation reserve	1,733	1,796
Asset retirement obligation	103	174
Workers compensation	261	295
Long term disability	367	366

	$3,776	$4,112

7. Income Taxes

The Company accounts for income taxes under the asset and liability method. The provision for income taxes recorded in interim periods is recorded by applying the estimated annual effective tax rate to year-to-date income before provision for income taxes, excluding the effects of significant unusual or infrequently occurring discrete items. The tax effects of discrete items are recorded in the same period that the related discrete items are reported and results in a difference between the actual effective tax rate and the estimated annual effective tax rate.

The provision for income taxes of $714,000 and $604,000 for the nine months ended June 30, 2017 and July 1, 2016, respectively, represented estimated federal, foreign, and state income taxes. The effective tax rate for the nine months ended June 30, 2017 diverged from the combined U.S. federal and state statutory tax rate primarily because of the release of valuation allowances and research credits, partially offset by higher tax rates on certain foreign income and foreign withholding taxes. The effective tax rate for the nine months ended July 1, 2016 diverged from the combined U.S. federal and state statutory tax rate, primarily because of an increase in the valuation allowance, higher tax rates on certain foreign income, and foreign withholding taxes, partially offset by research credits.

The following table summarizes the activity related to the Company’s unrecognized tax benefits for the nine months ended June 30, 2017(in thousands):

Balance at September 30, 2016	$2,041
Change related to prior year tax positions	(40)

Balance at June 30, 2017	$2,001

The Company accounts for uncertainty in income taxes in accordance with ASC 740, Accounting for income taxes, which prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax positions must be more-likely-then-not to be sustained upon examination by taxing authorities. For the nine months ended June 30, 2017, unrecognized tax benefits decreased by $40,000, which was recorded as a reduction of tax expense in its income tax provision as a result of adjustments to tax positions taken in prior periods. As of June 30, 2017, the Company had cumulatively accrued approximately $1.5 million, for estimated interest and penalties related to uncertain tax positions, which is included in income tax liabilities in the accompanying condensed consolidated balance sheets. The Company records estimated interest and penalties related to uncertain tax positions as a component of income tax expense.

As of June 30, 2017, there was no unrecognized tax benefits that may be changed within the next 12 months due to the lapse of the applicable statute of limitations.

The Company’s major tax jurisdiction is the United States and federal tax returns for 2014 through 2016 remain open to examination.

8. Term Loan

On July 12, 2013, the Company entered into a credit agreement (“Term Loan”) with QP SFM Capital Holdings, Ltd. The amount of the Term Loan is $15 million, and the Company drew the entire amount on July 12, 2013, as part of the bankruptcy proceedings.

The Term Loan had an original maturity date of July 21, 2016. In November 2015, the Company amended the agreement and extended the maturity date to July 12, 2018. The term loan has an interest payment based on a 10% annual coupon rate. All of the principal will be due at the Term Loan’s maturity date. Interest expense recorded on the Term Loan for the nine months ended June 30, 2017, and July 1, 2016, was $1.1 million and $1.1 million, respectively. There are no financial covenants associated with the Term Loan. See Note 12 Subsequent Events.

9. Stock Appreciation Rights

During the year ended October 3, 2014, the Company implemented the 2013 Incentive Compensation Plan (“the Plan”), which provides for awards of SARs for eligible participants. 7,500,000 SARs were reserved for issuance under the Plan. Each SAR is worth 1/50th of a share of common stock. A SAR typically vests over five years, has a term of seven years and is exercisable in two circumstances, a sale event or a qualified registration (a “qualified event”). In a sale event, participants receive a cash payment for the intrinsic value of vested SARs on the date of the sale event. Remaining unvested SARs on the date of the sale event vest over the next year and are paid out upon vesting. In a qualified registration, vested SARs convert to an option to purchase one share of Company common stock at the ratio of 50 SARs to one share of common stock. Due to the limitations on exercisability, stock compensation expense will not be recorded until a qualified event occurs.

Under the Plan, upon termination for cause, all awards, whether vested or not are immediately expired. Upon termination for reasons other than cause, the vested awards remain outstanding and shall remain and become exercisable in accordance with the terms of the Plan.

A summary of SAR activity is as follows (in thousands):

Units
Outstanding, October 2, 2015	4,835
Granted	2,380
Forfeited	(2,000)

Outstanding, September 30, 2016	5,215

Units
Outstanding, September 30, 2016	5,215
Granted	—
Forfeited	(330)

Outstanding, June 30, 2017	4,885

There were 1,813,000 and 1,828,000 SARs vested as of June 30, 2017, and September 30, 2016, respectively.

Stock compensation expense for the nine months ended June 30, 2017, and July 1, 2016, was $0.0 million and $0 million, respectively. The Company incurred $1.2 million in compensation expense for the nine months ended July 1, 2016 related to vested SARS that the Company voluntarily repurchased, which is included in selling, general and administrative expenses and research and development expenses in the accompanying consolidated statements of income.

10. Commitments and Contingencies

Operating Leases

The Company occupies certain facilities, sales offices, and has various equipment agreements under operating lease arrangements. Leases expire at various dates through fiscal year 2021. A summary of non-cancelable commitments under operating leases at June 30, 2017 is as follows (in thousands):

Fiscal years ending:
2017	$550
2018	2,170
2019	1,664
2020	1,470
2021	280

$6,134

Rent expense was approximately $1.3 million and $1.4 million for the nine months ended June 30, 2017, and July 1, 2016.

Purchase Commitments

The Company also has purchase commitments for inventory in production totaling $7.5 million and a liability under license contracts for electronic design tools of approximately $2.0 million payable within one year as of June 30, 2017.

Environmental Remediation

The Company has responsibility for groundwater remediation on property it sold in 2010. It also has responsibility, under the terms of the sale agreement to assist in soil remediation until September 2020. As of June 30, 2017 and September 30, 2016, the Company has accrued $2.2 million and $2.2 million, respectively, of reserves for groundwater and soil remediation. As of June 30, 2017 and September 30, 2016, $1.7 million and $1.8 million, respectively, is classified in long-term other liabilities in the accompanying consolidated financial statements. The accrual primarily represents the costs of a remediation program recommended to the Company by a third-party environmental remediation provider. The recommended program uses a combination of remediation methods including electromagnetic resistance heating to treat the most highly contaminated areas supplemented by injection of biological agents to treat less contaminated areas. The reserve for remediation costs is recorded at its undiscounted value because the amount and timing of cash payments are not fixed or reliably determinable.

Asset Retirement Obligations

The Company has recorded a liability for asset retirement obligations related to facility leases of approximately $0.1 million and $0.2 million as of June 30, 2017 and September 30, 2016, respectively.

Insurance

The Company is self-insured for medical expense up to a stop loss amount of $150,000 per claim and an aggregate plan stop-loss amount of $1.0 million. The Company is self-insured for dental expenses up to $1,500 per claim. The Company uses an actuary to calculate medical and dental expenses incurred but not reported (IBNR) and records these amounts as its liability for future claims. These amounts were $123,000 for medical expenses and $13,000 for dental expenses as of June 30, 2017 and September 30, 2016.

The Company is also self-insured for two worker’s compensation claims which were not discharged in reorganization. The Company uses an actuary to calculate the liability related to outstanding claims. The amounts reserved for these claims were approximately $0.4 million as of June 30, 2017 and September 30, 2016, which are included in accrued compensation and benefits and other long-term liabilities in the accompanying balance sheet.

Statutory Severance

The Company is subject to foreign statutory labor laws and regulations that require the Company to pay a mandatory severance when employees are involuntarily terminated, retire or voluntarily resign. The Company has accrued $0.6 million and $0.8 million as of June 30, 2017, and September 30, 2016, respectively, in accrued compensation and benefits and other liabilities in the accompanying consolidated balance sheets.

Legal Matters

The Company is party to various litigation matters and claims arising from time to time in the ordinary course of business. While the result of such matters cannot be predicted with certainty, the Company believe that the final outcome of such matters will not have a material adverse effect on its business, financial condition, results of operations or cash flows.

Guarantees and Indemnities

The Company has made guarantees and indemnities, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. In connection with the Company’s spin-off from Rockwell International Corporation (“Rockwell”) in 1998, the Company assumed responsibility for all contingent liabilities and then-current and future litigation (including environmental matters) against Rockwell or its subsidiaries in respect of the operations of the semiconductor systems business of Rockwell. In connection with the sales of its products, the Company provides intellectual property indemnities to its customers. In connection with certain facility leases, the Company has indemnified its lessors for certain claims arising from the facility or the lease. The Company also has employment agreements with certain key employees. Under certain circumstances, these agreements may require severance payments and/or continuation of certain insurance benefits. The Company indemnifies its directors and officers to the maximum extent permitted under the laws of the State of Delaware.

The durations of the Company’s guarantees and indemnities vary, and in many cases are indefinite. The guarantees and indemnities to customers in connection with product sales generally are subject to limits based upon the amount of the related product sales. The majority of other guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company has not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets as they are not estimated to be material. Product warranty costs and the Company’s accrual for such costs are not significant.

Letters of Credit

The Company has other outstanding letters of credit collateralized by restricted cash aggregating $0.4 million and $0.6 million as of June 30, 2017, and September 30, 2016, respectively, to secure various long-term operating leases and the self-insured worker’s compensation plan.

11. Related-Party Transactions

Upon reorganization, the Company became affiliated with Lakestar Semi, Inc. and QP SFM Capital Holdings, Ltd.

The Company incurred interest expense to QP SFM Capital Holdings, Ltd. related to the $15.0 million Term Loan during the nine months ended June 30, 2017 and July 1, 2016, of $1.1 million and $1.1 million, respectively.

No dividends were paid during the nine months ended June 30, 2017 and July 1, 2016.

12. Subsequent Events

On June 11, 2017, the Company entered into a stock purchase agreement to sell all of the outstanding limited liability company interests of Conexant Systems, LLC to Synaptics. On July 25, 2017, or the Closing Date, all of the limited liability interests of Conexant Systems LLC were sold for a selling price of (i) $305.8 million in cash (on a cash-free, debt-free basis) and (ii) 726,666 shares of Synaptics common stock, with $16.8 million of the purchase price held in escrow to secure certain of the Company’s indemnification obligations under the purchase agreement. Immediately prior to the Closing Date, on July 24, 2017, Conexant Systems LLC distributed $56.0 million as a dividend to the Company. On the Closing Date, the $15.0 million Term Loan and accrued interest from QP SFM Capital Holdings, Ltd. was paid in full as part of the closing funds flow. On August 24, 2017, Closing Date vested SARs valued at $8.6 million were paid to the SARs holders. The outstanding unvested SARs as of the Closing Date continue to vest under their original vesting schedule and any outstanding unvested SARs not vested as of July 25, 2018, will vest at that time.